UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
March 1, 2022
Date of Report (date of earliest event reported)
(Amendment No. 1)
Paya Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-819881	85-2199433
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
303 Perimeter Center North Suite 600 Atlanta, Georgia 30346
(Address of Principal Executive Offices) (Zip Code)
(800) 261-0240
Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PAYA	Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On March 1, 2022, Paya Holdings Inc. (the “Company”) issued a press release announcing its financial results for the three and twelve months ended December 31, 2021. Subsequently, in connection with the Company’s completion of the audit process, the Company made non-cash adjustments to the income tax and Tax Receivable Agreement amounts related to the domestic deferred tax asset valuation allowance. These non-cash adjustments decreased the previously reported net loss for the year ended December 31, 2021 by $2.3 million or $0.01 per diluted share, and increased the net income for the quarter ended December 31, 2021 by $2.3 million or $0.01 per diluted share. Following these adjustments, net loss and net loss per diluted share are $0.8 million and $0.01 for the year ended December 31, 2021, respectively, and net income and net income per diluted share are $4.3 million and $0.03 for the quarter ended December 31, 2021, respectively. There were no changes to the amounts of net sales, gross profit, net cash provided by operating activities, total equity, or adjusted EBITDA previously announced.

This information is intended to be furnished under Item 2.02 of Form 8-K, “Results of Operations and Financial Condition” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAYA HOLDINGS INC.

Dated: March 14, 2022	By:	/s/ Glenn Renzulli
Name: Glenn Renzulli
Title: Chief Financial Officer